Exhibit 10.2

[Letterhead]

February 1, 2005

Mr. Gary Hall

71 Town Farm Road

Salem, NH 03079

Dear Gary:

I am very pleased to offer you the opportunity to work as an employee at-will of MatrixOne as Senior Vice President & Chief Financial Officer reporting to me. Your starting salary for this exempt position will be $8,076.92 bi-weekly (26 pay periods), which is equivalent to $210,000 per year. Your start date will be January 26, 2005. You will be working from our Westford office.

In addition to your base salary, you will be eligible to participate in the MatrixOne Executive Incentive Compensation Plan that is valued at approximately $70,000.00 on an annual basis beginning January 26, 2005. Annual incentive compensation is awarded for the achievement of company and individual objectives. The full details covering this Plan will be outlined for you shortly after the start of your employment. Eligibility to participate in this Plan will begin at the start of the new fiscal year in July, 2004.

You will also be granted an option to purchase 150,000 shares of stock in addition to the above compensation. Please note that the option grant is subject to the approval of the Board of Directors and is governed by the terms and conditions of the Company’s Amended and Restated 1999 Stock Plan and a stock option agreement between you and the Company. The options will vest quarterly and will be 100% vested at the completion of a four-year period.

As you know, MatrixOne, Inc. offers a comprehensive insurance program designed to provide protection for its employees and their families. The package includes Basic Life, Accidental Death and Dismemberment, Medical, Dental, Vision, Short and Long Term Disability. In addition, the Company also provides a 401(K) Retirement Savings Plan and a Stock Purchase Plan, and paid vacation. You will be eligible to accrue up to four (4) weeks paid vacation per full calendar year, which shall accrue on a monthly basis.

Eligibility for Severance Following an Acquisition. In addition, in the event that your employment with the Company is terminated by you for Good Reason or by the Company or its successor without Cause at any time within 12 months after (x) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or (y) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (z) any other acquisition of the business of the Company, as determined by the Company’s Board of Directors (an “Acquisition”), then the Company or the acquiring corporation, as the case may be, subject to your executing a comprehensive release agreement in a form and scope acceptable to the Company, shall be obligated to pay you as follows: (i) 12 months’ salary at your then current base rate in 26 equal bi-weekly payments; (ii) the greater of (a) your then current annual target bonus or incentive payment or (b) the most recent annual bonus or incentive payment earned by you or paid to you by the Company; (iii) if you are eligible for, and choose to elect health insurance continuation in accordance with COBRA, the Company will pay your premium payments under COBRA for a period of 12 months or, if earlier, until you commence employment with a new employer; and (iv) payment, for a period of 12 months after your termination of employment, of the premiums for life insurance, supplemental life insurance and long-term disability insurance for your benefit, under policies to be determined by the Company as permitted by the applicable plans under which you were covered as of your termination date (the payments and benefits described in clauses (i), (ii), (iii) and (iv) above are collectively referred to herein as the “Termination Payments”). The Termination Payments shall be subject to all applicable federal, state and local withholding, payroll and other taxes, subject to the terms herein. If you are eligible to receive the Termination Payments set forth herein, you will not be eligible to receive any severance payments or benefits provided under any other agreement between you and the Company, if any,

Letter to Gary Hall

January 26, 2005

or under any Company policy or program. Furthermore and for the sake of clarity, you shall not be eligible to receive the Termination Payments described in his paragraph in the event that (1) our employment is terminated by you or the Company for any reason on or before an Acquisition, (2) your employment is terminated by you of the Company for any reason at any time following the twelve month anniversary of an Acquisition, or (3) during the twelve month period immediately following an Acquisition, your resign from employment without Good Reason or are terminated by the Company for Cause.. Any obligation of the Company to provide Termination Payments is expressly conditioned upon your continued full performance of the obligations under the terms of the Non-Compete Agreement (as defined below).

For purposes of the your eligibility for severance following an Acquisition, “Cause” shall mean any one or more of the following: (i) your failure or refusal to render services to the Company in accordance with your obligations or a determination by the Board of the Directors of the Company that you have inadequately performed your employment duties; (ii) your disloyalty, gross negligence, dishonesty or breach of fiduciary duty; (iii) your commission of an act of fraud, theft, misappropriation, embezzlement or deliberate disregard of the rules or policies of the Company or the rules of the Securities and Exchange Commission or your commission of any other action which injures the Company; (iv) any act of moral turpitude by you which materially adversely affects your ability to perform your duties and represent the Company; (v) your commission of a felony or other crime involving moral turpitude, or pleading nolo contendere to, or being convicted of, any crime or other violation of law; or (vi) your breach of the terms of the Employee Secrecy, Invention and Non-Compete Agreement that you signed with the Company (the “Non-Compete Agreement”) or of any obligations under any other agreement entered into between you and the Company.

For purposes of your eligibility for severance following an Acquisition, “Good Reason” shall mean your termination of employment as a result of (i) a material breach of the Letter Agreement by the Company; (ii) a material reduction in your responsibility or authority for the operations of the Company as it exists on the date of this letter; or (iii) the failure of the Company to pay your salary or bonus, if any, in the time and manner contemplated by the Letter Agreement; provided, however, that an event described in this sentence shall not constitute Good Reason unless it is communicated by you to the Company in writing within 30 days of the even and has not been cured by the Company within 30 days of its receipt of written notice by you. Any references to the “Company” in this or the preceding paragraph shall include any surviving or successor entity following an Acquisition.

If, in connection with an Acquisition, (a) the Termination Payments, or (b) any payment or benefit received or to be received by you pursuant to any other plan, arrangement or agreement (such payments or benefits together with the Termination Payments, the “Total Payments”) would constitute (in whole or in part) an “excess parachute payment” within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount of the Termination Payments shall be reduced, before any other reduction of the Total Payments, if any, until the “aggregate present value” (as that term is defined in section 280G(d)(4) of the Code) of the Total Payments is such that no part of the Total Payments constitutes an “excess parachute payment” within the meaning of Section 280G(b) of the Code; provided, however, that if the “aggregate present value” of the Total Payments would exceed the Total Payments as so reduced plus the tax that, but for this sentence, would be imposed on you under Section 4999 of the Code in connection with the Acquisition, then the Termination Payments shall not be reduced. For purposes of the preceding sentence, the “aggregate present value” of the Total Payments shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder. All determinations required to be made under this paragraph shall be made by the Company.

This Offer Letter, together with the Non-Compete Agreement and any written agreements between you and the Company concerning stock or stock options collectively are referred to herein as the “Letter

Letter to Gary Hall

January 26, 2005

Agreement.” The Letter Agreement sets forth the sole understanding between you and the Company with respect to the subject matter hereof and thereof, and supersedes any prior negotiations, understandings or agreements, written or oral, by or between you and the Company regarding such subject matter, including, but not limited to, the employment arrangements between you and the Company dated March 2002 regarding certain severance benefits.

As a condition of this offer, you will be required to read and acknowledge the enclosed Employee Secrecy, Invention and Non-Compete Agreement (the “Non-Compete Agreement”). By signing this document you agree that your employment shall not cause you to use, distribute or in any other way disclose confidential or proprietary information or material from your employer or any third party.

As noted above, your employment with the Company shall be on an “at-will” basis, which means that, except as provided above with respect to your eligibility for severance following an Acquisition, the Company may modify the terms of your employment at any time and either you or the Company may terminate the employment relationship at any time and for any or no reason.

Gary, it is a pleasure to welcome you officially to the MatrixOne senior management team. If in agreement with this offer, please sign the original and return it with the Employee Secrecy/Non-Compete Agreement and the Application for Employment to my assistant, Gayle Crosby. Or, if you wish, simply fax signed your offer letter to our confidential fax at (978) 589-5701. Please do not hesitate to contact me if you have any questions regarding this offer.

Sincerely,

/s/ Mark F. O’Connell
Mark F. O’Connell
President & Chief Executive Officer

Enclosures

Offer accepted by:	/s/ Gary D. Hall
Date: February 1, 2005